Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
INTL FCStone Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-117544, 333-137992, 333-144719, and 333-152461 on Form S-3 and Nos. 333-108332 and 333-142262 on Form S-8) of INTL FCStone Inc. (the Company) of our reports dated December 12, 2012, with respect to the consolidated balance sheets of the Company as of September 30, 2012 and 2011, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2012, which reports appear in the September 30, 2012 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Kansas City, Missouri
December 12, 2012